Exhibit 99.1

PRESS RELEASE

Release Date: May 10, 2005

For Further Information:	Charles E. Wagner, Jr.
Sr. Vice President and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES EARNINGS FOR THE 1st QUARTER OF FISCAL 2005.

BEL AIR, MD. – May 10, 2005 - SFSB,INC. (OTCBB: SFBI) today reported net income for the quarter ended March 31, 2005 of $88,437 or $.03 per share as compared to net income of $57,853 for the quarter ended March 31, 2004. The $30,584 or 52.9% increase was primarily due to a $211,914 or 27.0% increase in net interest income to $996,233 for the three months ended March 31, 2005. The increase is primarily the result of an increase in the average balance of loans outstanding. The growth in net interest income was partially offset by increased operating expenses and income tax expense.

Commenting on the quarter end results, President and CEO Philip E. Logan stated: “I am pleased to report a healthy increase in earnings for the first quarter of 2005, our first full quarter as a public company. This was achieved by successfully implementing two of our business strategies - to grow the loan portfolio and to begin to diversify our interest earning assets.”

At March 31, 2005, SFSB, Inc., had total assets of $153.4 million, compared to $160.4 million at December 31, 2004. The decrease resulted primarily from a decrease in cash and cash equivalents as a result of the repayment of borrowings and the return of funds deposited with us by potential purchasers in the stock offering whose subscription funds were returned in January 2005. At March 31, 2005, stockholders equity amounted to $22.7 million compared to $22.6 million at December 31, 2004, this increase was primarily the result of the quarterly profit.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 104 year old federally chartered, FDIC-insured thrift serving Baltimore City, Baltimore County and Harford County, Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors that may affect SFSB, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. SFSB, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to SFSB, Inc.’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov. SFSB, INC.

UNAUDITED CONDENSED STATEMENTS OF INCOME

(In thousands except per share data)

	Three Months Ended March 31
	2005	2004
Interest income	1,834	1,497
Interest expense	838	713
Net interest income	996	784
Provision for loan losses	19	12
Net interest income after provision for loan losses	977	772
Non-interest income	50	39
Non-interest expenses	889	714
Income before income taxes	138	97
Provision for income taxes	50	39
Net income	88	58

SFSB, INC

UNAUDITED SELECTED FINANCIAL DATA

(in thousands)

	March 31 2005	December 31 2004
Total assets	153,410	160,433
Cash and cash equivalents	8,969	15,597
Investment securities	12,011	11,976
Loans receivable-net	118,176	117,900
Deposits	107,562	109,711
Total borrowings	21,500	26,500
Total stockholders’ equity	22,693	22,620